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                                                                      EXHIBIT 21


                 SCHEDULE OF SUBSIDIARIES OF DST SYSTEMS, INC.


                       STATE OF INCORPORATION/
NAME OF ENTITY           JURISDICTION & DATE     DOING BUSINESS AS
--------------         -----------------------   -----------------

DST International Limited    United Kingdom
DST Realty, Inc.             Missouri - 5/21/82
Output Technologies, Inc.    Missouri - 12/28/90
West Side Investments, Inc.  Nevada - 2/11/98

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Note:  Significant subsidiaries as calculated under Rule 1-02(w) of Regulation
S-X, listed in alphabetical order. DST International Limited, DST Realty, Inc. and Output Technologies, Inc. individually are not significant subsidiaries under Rule 1-02(w) of Regulation S-X as of December 31, 1997.